Exhibit 5.2

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP AV. BRIGADEIRO FARIA LIMA, 3311 7° ANDAR
04.538-133 SÃO PAULO - SP - BRAZIL TEL: +55 11 3708 1820 FAX: +55 11 3708 1845 www.skadden.com	AFFILIATE OFFICES BOSTON CHICAGO HOUSTON LOS ANGELES NEW YORK PALO ALTO WASHINGTON, D.C. WILMINGTON BEIJING BRUSSELS FRANKFURT HONG KONG LONDON MUNICH PARIS SEOUL SHANGHAI SINGAPORE TOKYO TORONTO
August 24, 2022

Semantix, Inc.

Avenida Eusébio Matoso, 1375, 10º andar

São Paulo, São Paulo, Brazil, 05423-180

Re:	Semantix, Inc.

Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as special United States counsel to Semantix, Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”) in connection with (a) the issuance of up to 18,499,984 ordinary shares (collectively, the “Warrant Shares”), par value $0.001 per share, of the Company (the “Ordinary Shares”), comprising (i) the Ordinary Shares that may be issued upon exercise of up to 11,499,984 outstanding public warrants of the Company (the “Public Warrants”) and (ii) the Ordinary Shares that may be issued upon exercise of up to 7,000,000 outstanding private placement warrants of the Company (the “Private Placement Warrants”), (b) the resale by certain selling securityholders of up to 83,862,994 Ordinary Shares (collectively, the “Resale Shares”), comprising (i) up to 67,498,494 Ordinary Shares issued to certain selling securityholders pursuant to the Business Combination Agreement (as defined below), (ii) up to 9,364,500 Ordinary Shares issued to certain selling securityholders pursuant to Subscription Agreements dated November 16, 2021, and (iii) up to 7,000,000 Ordinary Shares that may be resold upon exercise of Private Placement Warrants held by certain selling securityholders, and (c) the resale by certain selling securityholders of the Private Placement Warrants. The Private Placement Warrants, the Public Warrants, the Warrant Shares and the Resale Shares are referred to herein collectively as the “Securities.”

Semantix, Inc.

August 24, 2022

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations (the “Rules and Regulations”) under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)    the Registration Statement on Form F-1 of the Company relating to the Securities filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)    the Business Combination Agreement, dated as of November 16, 2021, as amended on April 13, 2022 and on August 1, 2022, by and among the Company, Alpha Capital Acquisition Company, a Cayman Islands exempted company (“Alpha”), Alpha Merger Sub I Company, a Cayman Islands exempted company and a direct, wholly owned subsidiary of Company, Alpha Merger Sub II Company, a Cayman Islands exempted company and a direct, wholly owned subsidiary of the Company, Alpha Merger Sub III Company, a Cayman Islands exempted company and a direct, wholly owned subsidiary of the Company and Semantix Tecnologia em Sistema de Informação S.A., a sociedade anônima organized under the laws of Brazil (the “Business Combination Agreement”);

(c)    the Warrant Agreement, dated as of February 18, 2021, by and between Alpha and Continental Stock Transfer & Trust Company (“CST”) (the “Warrant Agreement”) (as subsequently assigned by Alpha to the Company via the Business Combination Agreement); and

(d)    a specimen Warrant Certificate (the “Warrant Certificate”) in the form of Exhibit 4.2 to the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the factual representations and warranties contained in the Transaction Documents.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York (“Opined on Law”).

Semantix, Inc.

August 24, 2022

The Business Combination Agreement, the Warrant Agreement and the Warrant Certificate are referred to herein collectively as the “Transaction Documents.”

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Private Placement Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a)    we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)    we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)    we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(d)    we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

(e)    except to the extent expressly stated in the opinion contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms; and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by CST of the Warrant Agreement and that the Warrant Agreement constitutes the valid and binding obligation of CST, enforceable against CST in accordance with its terms;

(f)    we have assumed that the choice of New York law to govern the Transaction Documents is a valid and legal provision;

Semantix, Inc.

August 24, 2022

(g)    we call to your attention that the opinions stated herein are subject to possible judicial action giving effect to governmental actions or laws of jurisdictions other than those with respect to which we express our opinion;

(h)    to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality; and

(i)    we do not express any opinion whether the execution or delivery of any Transaction Document by the Company, or the performance by the Company of its obligations under any Transaction Document will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries.

In addition, in rendering the foregoing opinions we have assumed that:

(a)    the Company (i) is, and as of November 8, 2021 was, duly incorporated and is validly existing and in good standing, (ii) has and as of November 8, 2021, had requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents;

(b)    the Company has, and as of November 8, 2021, had the corporate power and authority to execute, deliver and perform all its obligations under each of the Transaction Documents;

(c)    each of the Transaction Documents has been duly authorized, executed and delivered by all requisite corporate action on the part of the Company;

(d)    none of (i) the execution and delivery by the Company of the Transaction Documents, (ii) the performance by the Company of its obligations under each of the Transaction Documents, including the issuance and sale, as applicable, of the Securities or (iii) consummation of the transactions contemplated by the Business Combination Agreement (collectively, the “Business Combination”): (a) conflicts or will conflict with the Company’s amended and restated memorandum and articles of association or any other comparable organizational document of the Company, (b) constitutes or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (ii) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement), (c) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (d) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (d) with respect to Opined on Law); and

Semantix, Inc.

August 24, 2022

(e)    none of (i) the execution and delivery by the Company of the Transaction Documents, (ii) the performance by the Company of its obligations under each of the Transaction Documents, including the issuance and sale, as applicable, of the Securities, (iii) the enforceability of each of the Transaction Documents against the Company or (iv) consummation of the Business Combination, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP